Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:               Immediately

Contact:                      Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2011 THIRD QUARTER RESULTS

IONIA, Mich., Oct. 31, 2011 - Independent Bank Corporation (Nasdaq: IBCP) reported a third quarter 2011 net loss applicable to common stock of $5.2 million, or $0.61 per share, versus a loss of $7.7 million, or $1.03 per share, in the prior-year quarter.  For the nine months ended Sept. 30, 2011 and 2010, the Company reported a net loss applicable to common stock of $14.6 million, or $1.78 per share, and $15.9 million, or $3.71 per share, respectively.  Year-to-date 2010 results include an $18.1 million gain on the extinguishment of debt that was recorded in the second quarter of that year.  Excluding this gain, 2011 results improved significantly over 2010, due primarily to declines in the provision for loan losses and in non-interest expenses that were partially offset by decreases in net interest income and non-interest income.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “Our results for the third quarter of 2011 reflect continued progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  We remain focused on continuing to improve our operating results and asset quality metrics.  Net interest income has declined in 2011 compared to a year ago, which adversely impacted our core operating results.  This decline in net interest income has been driven by our maintenance of high levels of liquidity and our need to reduce total loans in order to preserve our regulatory capital ratios.  However, third quarter 2011 net interest income did increase by about two percent as compared to the second quarter, due primarily to a decline in our cost of funds as we have significantly reduced higher costing brokered time deposits.  As we announced earlier in 2011, we continue to evaluate our alternatives in connection with our capital plan initiatives in consultation with our financial advisors and the U.S. Treasury.  In particular, we are continuing to explore the merits of a smaller capital raise with a goal of preserving the potential future use of our net deferred tax asset, which totaled approximately $71.5 million at Sept. 30, 2011 and on which we have established a $70.6 million valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of significant benefit to our shareholders.”

Operating Results

The Company’s net interest income totaled $23.8 million during the third quarter of 2011, a decrease of $3.2 million, or 11.9%, from the year-ago period, and an increase of $0.4 million, or 1.7%, from the second quarter of 2011.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.59% during the third quarter of 2011 compared to 4.26% in the year-ago period, and 4.36% in the second quarter of 2011.  The year-over-year decrease in net interest income is due to a reduction in average interest-earning assets, which declined to $2.06 billion in the third quarter of 2011 compared to $2.52 billion in the year-ago quarter and $2.15 billion in the second quarter of 2011.  The decline in average interest-earning assets primarily reflects the Company’s efforts to reduce total assets in order to improve its regulatory capital ratios.  The net interest margin increased from both the year-ago period and prior quarter due to a decline in the cost of funds which primarily reflects a reduction in higher costing brokered time deposits during 2011.

Service charges on deposit accounts totaled $4.6 million during the third quarter of 2011, a decrease of $0.9 million, or 16.2%, from the year-ago period.  The decrease in such service charges in 2011 principally relates to a decline in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $2.4 million during the third quarter of 2011, an increase of $0.3 million, or 13.5%, from the year-ago period.  The growth in interchange income primarily reflects an increase in debit card transaction volumes and PIN-based interchange fees. The Dodd-Frank Wall Street Reform and Consumer Protection Act includes a provision under which interchange fees for debit cards have been set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011 the Federal Reserve issued final rules (which were effective Oct. 1, 2011) on interchange fees for debit cards.  Overall, these final rules establish price caps for debit card interchange fees that are approximately 50% lower than previous averages.  However, debit card issuers with less than $10 billion in assets are exempt from this rule.  Even though our subsidiary bank is exempt from these new rules, competitive market factors could impact future interchange income.

Net gains on the sale of mortgage loans were $2.0 million in the third quarter of 2011, compared to $3.8 million in the year-ago quarter.  The decrease in net gains relates primarily to a decline in mortgage loan sales volume.  Although mortgage loan interest rates hit record lows during the third quarter of 2011, refinance activity has been, to date, somewhat moderate as many borrowers already refinanced in earlier periods (and the interest rate differential between the rate at which they refinanced earlier and current interest rates is not that significant).  Also, many borrowers are unable to refinance because of negative equity in their homes or credit-related impediments.

Mortgage loan servicing generated losses of $2.7 million and $1.4 million in the third quarters of 2011 and 2010, respectively. This variance is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights.  In the third quarters of 2011 and 2010, the Company recorded impairment charges of $3.1 million and $1.3 million, respectively, which primarily reflects lower mortgage loan interest rates at each quarter end resulting in higher estimated future prepayment rates being used in the valuation of capitalized mortgage loan servicing rights, which totaled $11.5 million at Sept. 30, 2011.  The Company was servicing approximately $1.78 billion in mortgage loans for others on which servicing rights had been capitalized at Sept. 30, 2011.

In the second quarter of 2010, the Company recorded an $18.1 million gain on the extinguishment of debt.  On June 23, 2010, the Company issued 5.1 million shares of its common stock (having a fair value of approximately $23.5 million on the date of the exchange) in exchange for $41.4 million in liquidation value of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities.

Non-interest expenses totaled $31.5 million in the third quarter of 2011, as compared to $37.5 million in the year-ago period.  The decrease in non-interest expenses was primarily due to declines in loan and collection costs (down $1.1 million), vehicle service contract counterparty contingencies (down $4.6 million), FDIC deposit insurance (down $0.8 million) and credit card and bank service fees (down $0.5 million).  These decreases were partially offset by an increase in net losses on other real estate and repossessed assets (up $0.6 million) and lower recoveries related to unfunded lending commitments (down $0.6 million).  The overall decline in non-interest expenses principally reflects the Company’s ongoing efforts to reduce operating and credit related costs.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $3.4 million, or 35.3%, in the third quarter of 2011 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Non-performing loans have declined by nearly 25% thus far in 2011.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2011 were at 0.98% for commercial loans and 1.79% for mortgage and consumer loans. These are near the lowest levels that we have seen in over two years.  We continue to focus on improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2011	12/31/2010	9/30/2010
	(Dollars in millions)
Commercial	$22.3	$29.6	$29.8
Consumer/installment	3.1	4.2	4.9
Mortgage	24.2	30.9	32.9
Payment plan receivables (2)	1.3	2.9	2.5
Total	$50.9	$67.6	$70.1
Ratio of non-performing loans to total portfolio loans	3.13%	3.73%	3.67%
Ratio of non-performing assets to total assets	3.66%	4.22%	4.20%
Ratio of the allowance for loan losses to non-performing loans	115.56%	100.50%	102.31%

(1)	Excludes loans that are classified as “troubled debt restructurings” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco Finance Corporation (“Mepco”) has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

The decrease in non-performing loans since year-end 2010 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during the first nine months of 2011.  Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates).  Non-performing commercial loans have declined for eleven consecutive quarters and are at their lowest level since early 2007.  Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values.  Retail non-performing loans have declined by 54% since they peaked in the second quarter of 2009.  Other real estate and repossessed assets totaled $34.0 million at Sept. 30, 2011, compared to $39.4 million at Dec. 31, 2010, and $45.0 million at Sept. 30, 2010.

The provision for loan losses was $6.2 million and $9.5 million in the third quarters of 2011 and 2010, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $7.9 million (1.89% annualized of average loans) in the third quarter of 2011, compared to $13.4 million (2.70% annualized of average loans) in the third quarter of 2010 and $9.4 million (2.21% annualized of average loans) in the second quarter of 2011.  The decline in third quarter 2011 loan net charge-offs compared to year-ago levels is primarily due to declines in both commercial and mortgage loan net charge-offs.  Loan net charge-offs were $30.1 million (2.35% annualized of average loans) and $49.2 million (3.13% annualized of average loans) for the first nine months of 2011 and 2010, respectively.  At Sept. 30, 2011, the allowance for loan losses totaled $58.8 million, or 3.61% of portfolio loans, compared to $67.9 million, or 3.75% of portfolio loans, at Dec. 31, 2010.

Balance Sheet, Liquidity and Capital

Total assets were $2.32 billion at Sept. 30, 2011, a decrease of $217.9 million, or 8.6%, from Dec. 31, 2010.  Loans, excluding loans held for sale, were $1.63 billion at Sept. 30, 2011, compared to $1.81 billion at Dec. 31, 2010.  Deposits totaled $2.08 billion at Sept. 30, 2011, a decrease of $173.2 million from Dec. 31, 2010.  The decline in deposits is entirely due to a planned reduction of brokered time deposits.

Cash and cash equivalents totaled $355.8 million at Sept. 30, 2011, versus $385.4 million at Dec. 31, 2010.  Although still at elevated levels, the Company has utilized some of its liquidity to reduce wholesale funding (brokered time deposits and other borrowings) during the first nine months of 2011.

Stockholders’ equity totaled $110.8 million at Sept. 30, 2011, or 4.78% of total assets.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	9/30/11	12/31/2010	Well Capitalized Minimum

Tier 1 capital to average total assets	7.07%	6.58%	5.00%
Tier 1 capital to risk-weighted assets	10.29%	9.77%	6.00%
Total capital to risk-weighted assets	11.57%	11.06%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.3 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2011	December 31, 2010
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$58,119	$48,933
Interest bearing deposits	297,685	336,441
Cash and Cash Equivalents	355,804	385,374
Trading securities	99	32
Securities available for sale	94,788	67,864
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,005	23,630
Loans held for sale, carried at fair value	28,709	50,098
Loans
Commercial	656,268	707,530
Mortgage	609,173	658,679
Installment	227,059	245,644
Payment plan receivables	135,042	201,263
Total Loans	1,627,542	1,813,116
Allowance for loan losses	(58,820)	(67,915)
Net Loans	1,568,722	1,745,201
Other real estate and repossessed assets	34,029	39,413
Property and equipment, net	64,142	68,359
Bank-owned life insurance	49,309	47,922
Other intangibles	7,951	8,980
Capitalized mortgage loan servicing rights	11,549	14,661
Prepaid FDIC deposit insurance assessment	13,308	15,899
Vehicle service contract counterparty receivables, net	40,133	37,270
Accrued income and other assets	27,825	30,545
Total Assets	$2,317,373	$2,535,248
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$505,621	$451,856
Savings and NOW	1,010,939	995,662
Retail time	527,933	530,774
Brokered time	34,148	273,546
Total Deposits	2,078,641	2,251,838
Other borrowings	35,726	71,032
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	9,934	11,739
Accrued expenses and other liabilities	32,095	31,379
Total Liabilities	2,206,571	2,416,163
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at September 30, 2011 and December 31, 2010; per share liquidation preference: $1,075 at September 30, 2011 and $1,036 at December 31, 2010	78,802	75,700
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 8,413,333 shares at September 30, 2011 and 7,860,483 shares at December 31, 2010	248,505	246,407
Accumulated deficit	(204,491)	(189,902)
Accumulated other comprehensive loss	(12,014)	(13,120)
Total Shareholders' Equity	110,802	119,085
Total Liabilities and Shareholders' Equity	$2,317,373	$2,535,248

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
	(unaudited)
	(In thousands)

Interest Income
Interest and fees on loans	$27,222	$28,102	$34,370	$84,808	$110,072
Interest on securities
Taxable	297	344	509	1,108	2,571
Tax-exempt	301	298	383	931	1,594
Other investments	367	383	425	1,185	1,186
Total Interest Income	28,187	29,127	35,687	88,032	115,423
Interest Expense
Deposits	3,230	4,511	6,737	12,686	22,464
Other borrowings	1,183	1,232	1,965	3,738	7,372
Total Interest Expense	4,413	5,743	8,702	16,424	29,836
Net Interest Income	23,774	23,384	26,985	71,608	85,587
Provision for loan losses	6,171	4,156	9,543	21,029	39,237
Net Interest Income After Provision for Loan Losses	17,603	19,228	17,442	50,579	46,350
Non-interest Income
Service charges on deposit accounts	4,623	4,784	5,516	13,689	16,624
Interchange income	2,356	2,308	2,075	6,832	6,097
Net gains (losses) on assets
Mortgage loans	2,025	1,793	3,829	5,753	8,044
Securities	(57)	115	(3)	271	1,625
Other than temporary loss on securities available for sale
Total impairment loss	(4)	327	(316)	(146)	(434)
Loss recognized in other comprehensive income	-	(327)	-	-	-
Net impairment loss recognized in earnings	(4)	-	(316)	(146)	(434)
Mortgage loan servicing	(2,655)	(126)	(1,377)	(1,885)	(2,988)
Title insurance fees	299	318	533	1,090	1,393
Decrease in fair value of U.S. Treasury warrant	29	642	-	1,025	-
Gain on extinguishment of debt	-	-	(20)	-	18,066
Other	2,639	2,622	2,241	7,793	6,177
Total Non-interest Income	9,255	12,456	12,478	34,422	54,604
Non-interest Expense
Compensation and employee benefits	12,654	13,029	12,806	38,032	39,449
Loan and collection	2,658	3,580	3,805	10,105	11,376
Occupancy, net	2,651	2,663	2,721	8,415	8,225
Data processing	2,502	2,415	2,248	7,227	7,187
Vehicle service contract counterparty contingencies	1,345	1,311	5,968	5,002	14,247
Furniture, fixtures and equipment	1,308	1,502	1,591	4,228	4,958
Net losses on other real estate and repossessed assets	1,931	777	1,296	4,114	4,879
Credit card and bank service fees	869	1,013	1,378	2,929	4,553
FDIC deposit insurance	885	652	1,651	2,772	5,216
Communications	863	889	1,054	2,700	3,142
Legal and professional	751	801	831	2,330	2,861
Advertising	740	670	692	1,964	2,145
Costs (recoveries) related to unfunded lending commitments	(172)	89	(807)	12	(471)
Other	2,477	2,514	2,274	7,405	6,836
Total Non-interest Expense	31,462	31,905	37,508	97,235	114,603
Loss Before Income Tax	(4,604)	(221)	(7,588)	(12,234)	(13,649)
Income tax benefit	(482)	(258)	(978)	(748)	(1,086)
Net Income (Loss)	$(4,122)	$37	$(6,610)	(11,486)	$(12,563)
Preferred stock dividends and discount accretion	1,043	1,051	1,109	$3,102	3,299
Net Loss Applicable to Common Stock	$(5,165)	$(1,014)	$(7,719)	$(14,588)	$(15,862)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
	(unaudited)
Per Common Share Data
Net Loss Per Common Share (A)
Basic (B)	$(.61)	$(.12)	$(1.03)	$(1.78)	$(3.71)
Diluted (C)	(.61)	(.12)	(1.03)	(1.78)	(3.71)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	5.44%	5.43%	5.63%	5.45%	5.89%
Interest expense	0.85	1.07	1.37	1.02	1.52
Net interest income	4.59	4.36	4.26	4.43	4.37
Net Loss to (A)
Average common shareholders’ equity	(56.07)%	(11.94)%	(60.51)%	(52.57)%	(58.95)%
Average assets	(0.89)	(0.17)	(1.11)	(0.81)	(0.75)

Average Shares
Basic (B)	8,400,950	8,287,012	7,512,508	8,208,793	4,274,752
Diluted (C)	50,999,510	49,640,081	56,407,159	50,783,918	34,366,555

(A) These amounts are calculated using net loss applicable to common stock.

(B) Average shares of common stock for basic net loss per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net loss per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized.